Press Release: Dollar Tree Stores, Inc. and Step Ahead Investments, Inc. announce Exchange Ratio for Merger in advance of Special Meeting of Step Ahead Shareholders

(Chesapeake, VA and Sacramento, CA) -- Dollar Tree Stores, Inc., the nation's largest $1.00 discount variety store chain, and Step Ahead Investments, Inc., the Sacramento, California-based operator of 66 stores under the name "98 Cents Clearance Centers" announced today the determination of the exchange ratio for shares of Step Ahead's stock which are to be converted into Dollar Tree common stock under the terms of the merger agreement previously executed by the parties.

Based on the average closing price of Dollar Tree common stock of $45.3375 per share (calculated from November 25 through December 2), Dollar Tree will issue or reserve approximately 1.985 million shares for all of SAI's outstanding stock and options. Shareholders of Step Ahead can expect to receive 1.1212 shares of Dollar Tree common stock for each outstanding share of Step Ahead's common and preferred stock they own, subject to the terms and conditions of the merger agreement. Step Ahead shareholders will receive 90% of these shares immediately following the merger, and the remaining 10% of the shares will be placed in escrow for one year to secure Step Ahead's obligations to Dollar Tree.

Step Ahead will hold a special meeting of its shareholders to vote on the merger at 10:00 a.m. on December 10, 1998, at its principal executive offices at 3222 Winona Way, North Highlands, California 95660. A registration statement relating to the shares of Dollar Tree common stock being issued in the merger became effective on November 10, 1998, and a prospectus/proxy statement describing the merger was sent to all Step Ahead shareholders on or around such time. Dollar Tree can terminate the merger agreement if less than 90.02% of all Step Ahead shareholders vote to approve the merger, and consummation is contingent upon certain other customary conditions.

Shareholders who have already executed proxies can revoke or change their proxies by following the procedures outlined in the prospectus/proxy statement. For further information, Step Ahead shareholders should call 1-888-224-5256.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities in any state in which such offer, solicitation or sale would be unlawful under the securities law of such state. The offering will only be made by means of the prospectus/proxy statement. This news release contains forward-looking statements regarding the merger. Such forward-looking statements are subject to certain risks and uncertainties, including a variety of factors that may cause actual results to differ materially from anticipated results or other expectations described in such statements. Such factors include the failure of the merger to be consummated. Additionally, forward-looking statements are subject to, but not limited to, the risks indicated in Dollar Tree's registration statement and filings with the Securities and Exchange Commission.